Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 54-III dated May 3, 2007	Term Sheet No. 1 Product Supplement no. 54-III Registration Statement No. 333-130051 Dated May 3, 2007; Rule 433

Structured Investments

JPMorgan Chase & Co.
$
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund due May 10, 2010

General

  The notes are designed for investors who seek an uncapped return of at least 1.3 times* the appreciation of a weighted diversified basket of domestic and international components consisting of eight indices and two exchange traded funds at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by than 10%, be willing to lose up to 90% of their principal.
  Investing in the notes is not equivalent to investing in the Basket, any of the Basket Components or any of their component stocks or exchange traded futures contracts. The respective performance of the Basket Components may not be correlated and, accordingly, your investment in the notes may only yield a positive return if there occurs a broad-based rise primarily in global equity values across diverse markets over the term of the notes.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing May 10, 2010†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about May 4, 2007, and are expected to settle on or about May 8, 2007. Although we expect the notes to price on or about May 4, 2007, the Nikkei Starting Level used to calculate the Nikkei Return on the Observation Date will be the opening level of the Nikkei 225 Index on May 7, 2007.

Key Terms

Basket:

The notes are linked to a basket consisting of the Nikkei 225 Index, the FTSE/Xinhua China 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200 (the “KOSPI 200”), the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index (the “KLCI”) and the CECEEUR Index (each a “Basket Index” and, together, the “Basket Indices”) and the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund (each a “Basket Fund” and, together, the “Basket Funds”). Each Basket Index and Basket Fund is referred to as a “Basket Component” and, collectively, the “Basket Components.”

Component Weightings:

The Nikkei Weighting is 25%, the MSCI Emerging Markets Weightings is 21%, the FTSE/Xinhua China Weighting is 12%, the MSCI Taiwan Weighting is 12%, the S&P BRIC Weighting is 10%, the KOSPI 200 Weighting is 6%, the Russian Depositary Receipts Weighting is 4.5%, the KLCI Weighting is 4%, the CECEEUR Weighting is 3% and the MSCI Brazil Weighting 2.5% (each a “Component Weighting” and, collectively, the “Component Weightings”), respectively, of the value of the Basket.

Upside Leverage Factor:	At least 1.3*.
Buffer Amount:	10%, which results in a minimum payment at maturity of $100 per $1,000 principal amount note.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by 1.3*. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return x 1.3*)] *The actual Upside Leverage Factor will be set on the pricing date and will not be less than 1.3.

Your principal is protected against up to a 10% decline in the Basket at maturity. If the Ending Basket Level declines from the Starting Basket Level by up to 10%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 10%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 10%. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return+ 10%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 10%, you could lose up to $900 per $1,000 principal amount note.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows:

100 x [1 + (Nikkei Return * Nikkei Weighting) + (MSCI Emerging Markets Return * MSCI Emerging Markets Weighting) + (FTSE/Xinhua China Return * FTSE/Xinhua China Weighting) + (MSCI Taiwan Return * MSCI Taiwan Weighting) + (S&P BRIC Return * S&P BRIC Weighting) + (the KOSPI 200 Return * KOSPI 200 Weighting) + (RDX Return * RDX Weighting) + (KLCI Return * KLCI Weighting) + (CECEEUR Return * CECEEUR Weighting) + (MSCI Brazil Return * MSCI Brazil Weighting)]

The Nikkei Return, the MSCI Emerging Markets Return, the FTSE/Xinhua China Return, the MSCI Taiwan Return, the S&P BRIC Return, the KOSPI 200 Return, the RDX Return, the KLCI Return, the CECEEUR Return and the MSCI Brazil Return are the performance of the respective Basket Components, expressed as a percentage, from the respective component closing levels or closing prices on the pricing date (or, with respect to the Nikkei Return, the opening level of the Nikkei 225 Index on May 7, 2007) to the respective component closing levels or closing prices on the Observation Date. The Final Share Price used to calculate the MSCI Emerging Markets Return is the closing price of one share of the iShares® MSCI Emerging Markets Index Fund on the Observation Date, multiplied by the Share Adjustment Factor. The Final Share Price used to calculate the MSCI Brazil Return is the closing price of one share of the iShares® MSCI Brazil Index Fund on the Observation Date, multiplied by the Share Adjustment Factor. For additional information, see “Description of Notes—Payment at Maturity” in the accompanying product supplement no. 54-III.

Share Adjustment Factor:

With respect to each Basket Fund, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti Dilution Adjustments” in the accompanying product supplement no. 54-III for further information about these adjustments.

Observation Date:	May 5, 2010†
Maturity Date:	May 10, 2010†
CUSIP:	48123JXU8
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 54-III.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-11 of the accompanying product supplement no. 54-III and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 54-III and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

If the notes priced today, J.P. Morgan Securities Inc., whom we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $25.00 per $1,000 principal amount note and would use a portion of that commission to allow concessions to other dealers of approximately $1.00 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $25.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be allowed to other dealers, exceed $30.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-125 of the accompanying product supplement no. 54-III.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

May 3, 2007

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 54-III dated May 3, 2007. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 54-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

  Product supplement no. 54-III dated May 3, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207001743/e27175_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC Web site is 19617. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Basket Return by an Upside Leverage Factor of at least 1.3. The actual Upside Leverage Factor will be set on the pricing date and will not be less than 1.3. The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation of the Basket. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of your notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 10%. If the Ending Basket Level declines by more than 10%, for every 1% decline beyond 10%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $100 for each $1,000 principal amount note.
  DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the notes is linked to a basket consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index, and the iShares® MSCI Brazil Index Fund. The Nikkei 225 Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange and which, therefore, are among the most actively traded on that exchange. The iShares® MSCI Emerging Markets Index Fund is a registered investment company that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. The FTSE/Xinhua China 25 Index is a stock index calculated and published by FTSE/Xinhua Index Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors. It is currently based on the largest and the most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong Ltd. The MSCI Taiwan Index, which is calculated by Morgan Stanley Capital International Inc. (“MSCI”), is a free float-adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. The S&P BRIC 40 Index consists of 40 stocks from the emerging markets of Brazil, Russia, India and China. The Korea Stock Price Index 200 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Stock Exchange. The Russian Depositary Receipts Index is a capitalization-weighted price index consisting of the most actively traded depositary receipts on the blue chip stocks of the Russian stock market traded on the London Stock Exchange and reflects the movement of the underlying depositary receipts, as well as currency updates. The KLCI is a capitalization weighted stock index that measures the market value performance (share price times the number of shares outstanding) of selected stocks listed on Bursa Malaysia Securities. The KLCI currently is based on the capitalization of 100 stocks actively traded on Bursa Malaysia Securities and is designed to provide a performance benchmark for the Malaysian equity market and economy The CECEEUR Index consists of 27 stocks that are located on one of three sub-indices — the Czech Traded Index, the Hungarian Traded Index or the Polish Traded Index. The iShares® MSCI Brazil Index Fund is a registered investment company that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index is an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. For additional information about the Basket and each Basket Component, please see “The Nikkei 225 index,” “The iShares® MSCI Emerging Markets Index Fund,” “The FTSE/Xinhua China 25 Index,” “The MSCI Taiwan Index,” “The S&P BRIC 40 Index,” “The Korea Stock Price Index 200,” “The Russian Depositary Receipts Index,” “The Kuala Lumpur Composite Index,” “The CECEEUR Index” and “The iShares® MSCI Brazil Index Fund” and in the accompanying product supplement no. 54-III.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

TS-1
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 54-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” that will generate long-term capital gain or loss if held for more than one year for U.S. federal income tax purposes, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive sale” rules of Section 1260 of the Internal Revenue Code, as discussed in the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 54-III, or as “contingent payment debt instruments.” You should consult your tax adviser regarding the treatment of the notes, including these possible alternative treatments.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components or any of the component stocks of the Basket Indices or the equity securities held by the Basket Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 54-III dated May 3, 2007.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $100 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the 10% buffer. Accordingly, you could lose up to $900 for each $1,000 principal amount note that you invest in.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Components would have.
  THE BASKET RETURN FOR THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE CECEEUR INDEX, THE FTSE/XINHUA CHINA 25 INDEX, THE KOSPI 200, THE KUALA LUMPUR COMPOSITE INDEX, THE NIKKEI 225 INDEX, THE MSCI TAIWAN INDEX OR THE STOCKS UNDERLYING THE ADRS WHICH COMPOSE THE RUSSIAN DEPOSITARY RECEIPTS INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the the FTSE/Xinhua China 25 Index, the KOSPI 200, the KLCI, the Nikkei 225 Index, the MSCI Taiwan Index or the stocks underlying the ADRs which compose the Russian Depositary Receipts Index are based, or for the exchange rate fluctuations between the U.S. dollar and the euro with respect to the CECEEUR Index, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar or euro over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  SOME OF THE COMPONENTS OF THE BASKET, AND THUS THE NOTES THEMSELVES, ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the stocks composing the S&P BRIC 40 Index and the equity securities held by the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund are converted into dollars for the purposes of calculating the value of the S&P BRIC 40 Index, iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund and the prices of the stocks composing the CECEEUR Index are converted into euros for purposes of calculating the value of the CECEEUR Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the S&P BRIC 40 Index and the CECEEUR Index, and the equity securities held by iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund. Your net exposure will depend on the extent to which the currencies of the stocks composing the S&P BRIC 40 Index or the equity securities held by the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund strengthen or weaken against the U.S. dollar and the extent to which the currencies of the stocks composing the CECEEUR Index strengthen or weaken against the euro. If, taking into account such weighting, the dollar or the euro strengthens against the respective component currencies, the value of the applicable Basket Component will be adversely affected and the payment at maturity of the notes may be reduced. In addition, the notes are subject to risks related to an investment in a note linked in part to the Russian Depositary Receipts Index, an index composed of ADRs, which are quoted and traded in U.S. dollars, which ADRs in turn represent underlying stocks that are quoted and traded in Russian rubles or other foreign currencies. The ADRs underlying the Russian Depositary Receipts Index may trade differently from the stocks underlying the ADRs. In recent years, the rates of exchange between the U.S. dollar and the Russian ruble and some other currencies have been highly volatile and this volatility may continue in the future. Changes in the exchange rate between the U.S. dollar and the Russian ruble or other applicable currency may affect the U.S. dollar equivalent of the prices of

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

TS-2
  the stocks underlying the ADRs on non-U.S. securities markets and, as a result, may affect the market prices of the ADRs and the Russian Depositary Receipts Index, which may consequently affect the value of the notes.
  THERE ARE RISKS ASSOCIATED WITH THE BASKET FUNDS — The iShares® MSCI Emerging Markets Index Fund has a limited operating history, having commenced trading in April 2003. Although their shares are listed for trading on the New York Stock Exchange (“NYSE”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket Funds or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the Basket Funds’ investment advisor. The Basket Funds is subject to management risk, which is the risk that BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the equity securities held by the Basket Funds. Any of these actions could adversely affect the price of the shares of the Basket Funds and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE BASKET FUNDS AND THEIR UNDERLYING INDICES — The Basket Funds does not fully replicate the MSCI Emerging Markets Index or the MSCI Brazil Index (each, an “Underlying Index”), as applicable, may hold securities not included in the applicable Underlying Index and will reflect transaction costs and fees that are not included in the calculation of the applicable Underlying Index, all of which may lead to a lack of correlation between a Basket Fund and the applicable Underlying Index. In addition, because the shares of each Basket Fund are traded on the NYSE and are subject to market supply and investor demand, the market price per share of such Basket Fund may differ from the net asset value per share of such Basket Fund.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Price movements in the Basket Components may not correlate with each other. As a result, your investment in the notes may only yield a positive return if there occurs a broad based rise in global equity values over the term of the notes. Therefore, for example, in calculating the Ending Basket Level, increases in the value of the stocks underlying the S&P BRIC 40 Index may be moderated, or more than offset, by lesser increases or declines in the level or price of each of the other nine Basket Components.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  THE ANTI-DILUTION PROTECTION FOR THE BASKET FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Basket Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Components;
    the time to maturity of the notes;
    the dividend rate on the common stocks underlying the Basket Components;
    interest and yield rates in the market generally as well as in each of the markets of the securities composing the Basket Indices and the equity securities held by the Basket Funds;
    the occurrence of certain events to the Basket Funds that may or may not require an adjustment to the relevant Share Adjustment Factor;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the securities composing the CECEEUR Index, the FTSE/Xinhua China 25 Index, the KOSPI 200, the Kuala Lumpur Composite Index, the Nikkei 225 Index and the MSCI Taiwan Index are traded, and the correlation between those rates and the levels of the S&P BRIC 40 Index, the prices of the iShares® MSCI Emerging Markets Index Fund and the iShares® MSCI Brazil Index Fund, as well as the prices of the ADRs that compose the Russian Depositary Receipts Index; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

TS-3

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Upside Leverage Factor of 1.3. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180	80.00%	104.00%
170	70.00%	91.00%
160	60.00%	78.00%
150	50.00%	65.00%
140	40.00%	52.00%
130	30.00%	39.00%
120	20.00%	26.00%
110	10.00%	13.00%
105	5.00%	6.50%
100	0.00%	0.00%
95	-5.00%	0.00%
90	-10.00%	0.00%
80	-20.00%	-10.00%
70	-30.00%	-20.00%
60	-40.00%	-30.00%
50	-50.00%	-40.00%
40	-60.00%	-50.00%
30	-70.00%	-60.00%
20	-80.00%	-70.00%
10	-90.00%	-80.00%
0	-100.00%	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100, the investor receives a payment at maturity of $1,065 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 1.3)] = $1,065

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 90. Because the Ending Basket Level of 90 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the Basket Return is negative and the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-20% +10%)]= $900

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 10%, the Basket Return is negative and the investor receives a payment at maturity of $100 per $1,000 principal amount note, which reflects the principal protection provided by the 10% Buffer Amount, calculated as follows:

$1,000 + [$1,000 x (-100% +10%)]= $100

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

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Historical Information

The following graphs show the historical weekly performance of the Nikkei 225 Index, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index, and the iShares® MSCI Brazil Index Fund from January 4, 2002 through April 27, 2007, the iShares® MSCI Emerging Markets Index Fund from April 11, 2003 through April 27, 2007 and the S&P BRIC 40 Index as well as the Basket as a whole from February 6, 2004 through April 27, 2007. The S&P BRIC 40 Index was officially launched by S&P on June 20, 2006, and S&P makes available hypothetical backtested historical data for the weekly performance of the S&P BRIC 40 Index back to February 6, 2004. The graph of the historical Basket performance assumes the Basket level on February 6, 2004 was 100 and the Index Weightings specified on the cover of this term sheet on that date. The closing level of the Nikkei 225 Index on May 2, 2007 was 17394.92. The closing level of the iShares® MSCI Emerging Markets Index Fund on May 2. 2007 was 123.73. The closing level of the FTSE/Xinhua China 25 Index on May 2, 2007 was 16019.72. The closing level of the MSCI Taiwan Index on May 2, 2007 was 316.19. The closing level of the S&P BRIC 40 Index on May 2, 2007 was 2165.73. The closing level of the KOSPI 200 on May 2, 2007 was 199.86. The closing price of the Russian Depositary Receipts Index on May 2, 2007 was 2270.11. The closing price of the Kuala Lumpur Composite Index on April 30, 2007 was 1322.25. The closing level of the CECEEUR Index on May 2, 2007 was 2746.70. The closing level of the iShares® MSCI Brazil Index Fund on May 2, 2007 was 53.59.

We obtained the various Basket Component closing levels or prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels or prices of each Basket Component and of the Basket as a whole should not be taken as an indication of future performance, and no assurance can be given as to the closing level or price of any Basket Component on the Observation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment in excess of $100 per $1,000 principal amount note.

The performance of the S&P BRIC 40 Index prior to June 20, 2006, as well as that of the Basket, is based on hypothetical historical analysis and does not necessarily reflect the future performance of the S&P BRIC 40 Index. The method of calculation used for this back calculation and the method used to determine the S&P BRIC 40 closing level on the pricing date will be done in the same manner.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

TS-5

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the Nikkei 225 Index, the iShares® MSCI Emerging Markets Index Fund, the FTSE/Xinhua 25 Index, the MSCI Taiwan Index, the S&P BRIC 40 Index, the Korea Stock Price Index 200, the Russian Depositary Receipts Index, the Kuala Lumpur Composite Index, the CECEEUR Index and the iShares® MSCI Brazil Index Fund

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